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Exhibit 4.15

[THE COCA-COLA COMPANY LETTERHEAD]

June 2, 2008

Coca-Cola FEMSA de Panamá, S.A.
República de Panamá

Dear Sirs:

In regards to the Bottler Agreement in force and effect since November 1, 1994 (“the Agreement”) entered into between you and The Coca-Cola Company (the “Company”), we inform you that a new bottler agreement is in the final stages of discussion and approval among the parties, which we estimate will be executed towards the middle of September 2008, hereby the Agreement is temporarily extended from March 31, 2008 until:

September 30, 2008

With the exception of said extension, all the terms and conditions of the Agreement will continue to be fully valid until the expiration of the additional term, and once the extension expires, the Bottler will no longer have the right to claim a tacit renewal of the aforementioned Agreement.

Sincerely,

THE COCA-COLA COMPANY

/s/

Authorized Representative

Accepted by:
COCA-COLA FEMSA DE PANAMÁ, S.A.

/s/

Authorized Representative